Exhibit (i)(2)

                          [ROPES & GRAY LLP LETTERHEAD]







June 22, 2007

                                                          Thomas R. Hiller
                                                          (617) 951-7439
                                                           thiller@ropesgray.com





DWS Portfolio Trust
Two International Place
Boston, MA  02110

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the "Registration Statement") filed under the Securities Act of 1933, as amended, by DWS Portfolio Trust (the "Trust") for the registration of an indefinite number of its shares of beneficial interest (the "Shares") of DWS Floating Rate Plus Fund (the "Fund").

We did not act as counsel for the Trust in connection with matters related to its initial organization and have relied with respect to those matters on an opinion of counsel heretofore filed as an exhibit to the Registration Statement. We have acted as counsel for the Trust in connection with the designation and organization of the Fund. We are familiar with the actions taken by the Trust's Trustees to authorize this issuance of the Shares. We have examined the Trust's records of Trustee and shareholder action, its Bylaws, and its Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of the Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the issue and sale by the Trust of the authorized but unissued Shares of the Fund have been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares of the Fund and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides that notice of such disclaimer shall be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its series, and further provides for indemnification out of the property of a series for all loss and

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DWS Portfolio Trust                  - 2 -                         June 22, 2007





expense of any shareholder of the series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP